EXHIBIT 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE JULY 21, 2023	CONTACT: JOHN P. NELSON CEO AND PRESIDENT (515) 232-6251

AMES NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE SECOND QUARTER OF 2023

Ames, Iowa – Ames National Corporation (Nasdaq: ATLO; the “Company”) today reported net income for the second quarter of 2023 of $2.6 million, or $0.28 per share, compared to $4.2 million, or $0.46 per share, earned in the second quarter of 2022. For the six months ended June 30, 2023, net income for the Company totaled $5.8 million or $0.64 per share, compared to $9.3 million or $1.03 per share earned in 2022. The decrease in earnings is primarily the result of higher interest expense on deposits and other borrowed funds, offset in part by an increase in interest income on loans. The higher interest expense on deposits is due to an increase in market rates. Since March 1, 2022, The Federal Open Market Committee has increased its target for the federal funds interest rate by 4.75%. The increase in interest income on loans was primarily due to higher rates and growth in the loan portfolio.

INCOME STATEMENT HIGHLIGHTS (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Net income (in thousands)	$2,557	$4,193	$5,754	$9,338
Earnings per share - basic and diluted	$0.28	$0.46	$0.64	$1.03
Return on average assets	0.47%	0.77%	0.54%	0.87%
Return on average equity	6.45%	9.78%	7.40%	10.05%
Efficiency ratio	77.57%	61.51%	73.87%	60.62%
Net interest margin	2.20%	2.63%	2.26%	2.60%

COMPANY STOCK HIGHLIGHTS (unaudited)

As of or for the three months ended
June 30,
Company Stock (ATLO)	2023

Closing price	$18.03
Price range	$17.67	-	20.99
Book value per common share	$17.28
Cash dividend declared	$0.27
Dividend yield	5.99%

BALANCE SHEET HIGHLIGHTS (unaudited)

	June 30,
(Dollars in thousands)	2023	2022

Assets	$2,174,261	$2,130,973
Loans receivable, net	$1,232,772	$1,140,609
Deposits	$1,863,277	$1,926,140
Stockholders' equity	$155,429	$157,351
Capital ratio	7.15%	7.38%

Second quarter 2023 Results:

Second quarter 2023 loan interest income was $3.1 million higher than second quarter 2022 and was primarily due to higher average interest rates and growth in the loan portfolio. Deposit interest expense increased $4.8 million during this same period due to an increase in market interest rates. Second quarter 2023 net interest income totaled $11.3 million, a decrease of $2.3 million, or 17%, compared to the same quarter a year ago. The Company’s net interest margin was 2.20% for the quarter ended June 30, 2023 as compared to 2.63% for the quarter ended June 30, 2022. The net interest margin was 2.32% for the quarter ended March 31, 2023. The decrease in net interest margin was primarily due to an increase in market interest rates on deposits in excess of rate increases on interest-earning assets.

A credit loss expense of $33 thousand was recognized in the second quarter of 2023 as compared to a credit loss benefit of ($59) thousand in the second quarter of 2022. Net loan charge-offs totaled $23 thousand for the quarter ended June 30, 2023 compared to net loan charge-offs of $5 thousand for the quarter ended June 30, 2022.

Noninterest income for the second quarter of 2023 totaled $2.3 million as compared to $2.4 million in the second quarter of 2022, a decrease of 3%. The decrease in noninterest income was primarily due to fewer gains on sale of residential loans held for sale as refinancing volume has slowed.

Noninterest expense for the second quarter of 2023 totaled $10.6 million compared to $9.9 million recorded in the second quarter of 2022, an increase of 7%. The increase is primarily due to a wire fraud loss of $523 thousand recorded in the second quarter of 2023. The efficiency ratio was 77.6% for the second quarter of 2023 as compared to 61.5% in the second quarter of 2022.

Income tax expense for the second quarter of 2023 totaled $464 thousand compared to $2.0 million recorded in the second quarter of 2022. The effective tax rate was 15% and 33% for the quarters ended June 30, 2023 and 2022, respectively. The decrease in income tax expense and higher than expected tax rate in 2022 was due to a $780 thousand adjustment to deferred taxes for the reduction in future Iowa bank franchise tax rates enacted in the second quarter of 2022. The lower than expected tax rate in 2023 was due primarily to tax-exempt interest income and New Markets Tax Credits.

Six Months 2023 Results:

For the six months ended June 30, 2023 loan interest income was $5.5 million higher than the first six months of 2022. The increase is primarily due to higher average rates and growth in the loan portfolio. Taxable securities interest income was $769 thousand higher than 2022 due primarily to increased rates. Deposit interest expense increased $8.6 million during this same period due to an increase in market interest rates. The net interest income for the six months ended June 30, 2023 totaled $23.0 million, a decrease of $3.8 million, or 14%, compared to the same period a year ago. The Company’s net interest margin was 2.26% for the six months ended June 30, 2023 as compared to 2.60% for the six months ended June 30, 2022. The decrease in net interest margin was primarily due to an increase in market interest rates on deposits in excess of rate increases on interest-earning assets.

A credit loss expense of $308 thousand was recognized for the six months ended June 30, 2023 as compared to a credit loss benefit of ($186) thousand for the six months ended June 30, 2022. Net loan charge-offs totaled $181 thousand for the six months ended June 30, 2023 compared to net loan charge-offs of $15 thousand for the six months ended June 30, 2022. The credit loss expense in 2023 was primarily due to charge-offs in the agriculture and commercial loan portfolios. The credit loss benefit in the second quarter of 2022 was primarily due to a decline in loans outstanding from December 31, 2021.

Noninterest income for the six months ended June 30, 2023 totaled $4.6 million compared to $4.9 million for the six months ended June 30, 2022, a decrease of 7%. The decrease in noninterest income was primarily due to fewer gains on sale of residential loans held for sale as refinancing volume has slowed and a decrease in wealth management income primarily due to a decline in estate fees.

Noninterest expense for the six months ended June 30, 2023 totaled $20.3 million compared to $19.2 million for the six months ended June 30, 2022, an increase of 6%. The increase is primarily due to a wire fraud loss of $523 thousand recorded in the second quarter of 2023 and normal increases in salaries and employee benefits. The efficiency ratio was 73.9% and 60.6% for the six months ended June 30, 2023 and 2022, respectively.

Income tax expense for the six months ended June 30, 2023 and 2022 totaled $1.1 million and $3.3 million, respectively. The effective tax rate was 16% and 26% for the six months ended June 30, 2023 and 2022, respectively. The decrease in income tax expense and higher than expected tax rate in 2022 was due to a $780 thousand adjustment to deferred taxes for the reduction in future Iowa bank franchise tax rates enacted in the second quarter of 2022. The lower than expected tax rate in 2023 was due primarily to tax-exempt interest income and New Markets Tax Credits.

Balance Sheet Review:

As of June 30, 2023, total assets were $2.17 billion, an increase of $43.3 million, as compared to June 30, 2022. The increase in assets is primarily due to loan growth funded by other borrowings. The increase was offset in part by higher unrealized losses on the investment portfolio as market interest rates have risen.

Securities available-for-sale as of June 30, 2023 decreased to $758.5 million from $828.4 million as of June 30, 2022. The decrease in securities available-for-sale is primarily due to maturities in excess of purchases and a decline in fair value of the portfolio due to interest rate increases in the past year. The Company's investment portfolio had an expected duration of 3.85 years as of June 30, 2023.

Net loans as of June 30, 2023 increased to $1.23 billion, as compared to $1.14 billion as of June 30, 2022. The increase was primarily due to an increase in the 1-4 family, construction real estate, and commercial portfolios. Impaired loans were $10.7 million and $11.2 million as of June 30, 2023 and 2022, respectively.

Effective January 1, 2023, the Company adopted the Financial Instruments – Credit Losses (CECL) accounting guidance. The adoption of this guidance established a single allowance framework for all financial assets carried at amortized cost and certain off-balance sheet credit exposures. The framework requires that management’s estimate reflects credit losses over the full remaining expected life of each credit and considers expected future changes in macroeconomic conditions. The adoption resulted in the recognition on January 1, 2023 of cumulative effect adjustments of $518 thousand related to the allowance for credit losses and $273 thousand related to the liability for off-balance sheet credit exposures. The allowance for credit losses on June 30, 2023 totaled $16.3 million, or 1.31% of loans, compared to $16.4 million, or 1.42% of loans, as of June 30, 2022. The decrease in the allowance for credit losses is mainly due to lower specific reserves in 2023 and offset in part by loan growth.

Deposits totaled $1.86 billion as of June 30, 2023, a decrease of 3%, compared to $1.93 billion recorded as of June 30, 2022. The decline in deposits is primarily due to decreases in savings and money market accounts, offset in part by an increase in time deposits as customers continue to seek higher interest rates. Estimated uninsured deposits represented approximately 16% of total deposits as of June 30, 2023. Deposit balances fluctuate as customers’ liquidity needs vary and could be impacted by prevailing market interest rates, competition, and economic conditions.

Liquid assets of cash on hand, balances due from other banks and interest-bearing deposits in financial institutions for June 30, 2023 totaled $93.3 million. Other sources of liquidity available to the Banks as of June 30, 2023 include available borrowing capacity with the FHLB of $301.7 million and federal funds borrowing capacity at correspondent banks of $111.2 million. The available borrowing capacity represents 22% of total deposits.

The Federal Reserve Board created a new Bank Term Funding Program (BTFP), offering loans of up to one year in length to banks pledging U.S. Treasuries, agency debt and mortgage-backed securities, and other qualifying assets as collateral. The BTFP allows for borrowing from the Federal Reserve Bank up to the par value of the pledged collateral and will provide an additional source of liquidity. The Company had $75 million borrowed under the BTFP as of June 30, 2023.

The Company’s stockholders’ equity represented 7.1% of total assets as of June 30, 2023 with all of the Company’s six affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $155.4 million as of June 30, 2023, compared to $157.4 million as of June 30, 2022. The decrease in stockholders’ equity was primarily the result of an increase in unrealized losses on the investment portfolio, offset in part by the retention of net income in excess of dividends.

Cash Dividend Announcement

On May 10, 2023, the Company declared a quarterly cash dividend on common stock, payable on August 15, 2023 to stockholders of record as of August 1, 2023, equal to $0.27 per share.

Forecasted Earnings

Based upon the 2023 year to date net income, management is anticipating that the Company will not meet the 2023 forecasted earnings primarily due to higher than anticipated interest expense on deposits.

About Ames National Corporation

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; United Bank & Trust Co., Marshalltown; and Iowa State Savings Bank, Creston, Iowa.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future performance and asset quality. Forward-looking statements contained in this News Release are not historical facts and are based on management’s current beliefs, assumptions, predictions and expectations of future events, including the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions, predictions and expectations are subject to numerous risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to management and many of which are beyond management’s control. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements. Accordingly, investors are cautioned not to place undue reliance on such forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “forecasts”, “continuing,” “ongoing,” “expects,” “views,” “intends” and similar words or phrases. The risks and uncertainties that may affect the Company’s future performance and asset quality include, but are not limited to, the following: national, regional and local economic conditions and the impact they may have on the Company and its customers; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for credit losses as dictated by new market conditions or regulatory requirements; changes in local, national and international economic conditions, including rising inflation rates; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the headings “Forward-Looking Statements and Business Risks” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2022. Any forward-looking statements are qualified in their entirety by the foregoing risks and uncertainties and speak only as of the date on which such statements are made. The Company undertakes no obligation to revise or update such forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	June 30,	June 30,
ASSETS	2023	2022

Cash and due from banks	$22,045	$24,097
Interest-bearing deposits in financial institutions and federal funds sold	71,254	50,581
Total cash and cash equivalents	93,299	74,678
Interest-bearing time deposits	11,114	14,677
Securities available-for-sale	758,520	828,389
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock, at cost	4,007	3,201
Loans receivable, net	1,232,772	1,140,609
Loans held for sale	652	473
Bank premises and equipment, net	20,877	18,274
Accrued income receivable	10,560	9,478
Bank-owned life insurance	3,092	3,019
Deferred income taxes, net	20,411	18,352
Other intangible assets, net	1,673	2,212
Goodwill	12,424	12,424
Other assets	4,860	5,187

Total assets	$2,174,261	$2,130,973

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Noninterest-bearing checking	$390,382	$396,499
Interest-bearing checking	608,825	616,308
Savings and money market	608,000	708,589
Time, $250 and over	67,382	39,182
Other time	188,688	165,562
Total deposits	1,863,277	1,926,140

Securities sold under agreements to repurchase	48,081	35,666
Other borrowings	97,400	4,000
Dividends payable	2,428	2,428
Accrued expenses and other liabilities	7,646	5,388
Total liabilities	2,018,832	1,973,622

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 8,992,167 shares as of June 30, 2023 and 2022.	17,984	17,984
Additional paid-in capital	14,253	14,253
Retained earnings	180,228	174,832
Accumulated other comprehensive (loss)	(57,036)	(49,718)
Total stockholders' equity	155,429	157,351

Total liabilities and stockholders' equity	$2,174,261	$2,130,973

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Interest and dividend income:
Loans, including fees	$14,001	$10,897	$27,072	$21,541
Securities
Taxable	3,188	3,047	6,404	5,635
Tax-exempt	585	675	1,199	1,349
Other interest and dividend income	713	259	1,008	425

Total interest and dividend income	18,487	14,878	35,683	28,950

Interest expense:
Deposits	5,981	1,186	10,696	2,074
Other borrowed funds	1,204	56	2,016	88

Total interest expense	7,185	1,242	12,712	2,162

Net interest income	11,302	13,636	22,971	26,788

Credit loss expense (benefit)	33	(59)	308	(186)

Net interest income after credit loss expense (benefit)	11,269	13,695	22,663	26,974

Noninterest income:
Wealth management income	1,185	1,246	2,350	2,526
Service fees	334	327	657	665
Securities gains, net	7	-	7	35
Gain on sale of loans held for sale	109	184	159	364
Merchant and card fees	431	458	845	900
Other noninterest income	249	164	551	442

Total noninterest income	2,315	2,379	4,569	4,932

Noninterest expense:
Salaries and employee benefits	5,879	5,750	11,849	11,361
Data processing	1,577	1,668	2,898	3,100
Occupancy expenses, net	792	706	1,602	1,423
FDIC insurance assessments	349	148	519	295
Professional fees	535	502	995	976
Business development	305	299	664	635
Intangible asset amortization	128	147	258	293
New markets tax credit projects amortization	191	189	383	378
Other operating expenses, net	807	442	1,175	769

Total noninterest expense	10,563	9,851	20,343	19,230

Income before income taxes	3,021	6,223	6,889	12,676

Income tax expense	464	2,030	1,135	3,338

Net income	$2,557	$4,193	$5,754	$9,338

Basic and diluted earnings per share	$0.28	$0.46	$0.64	$1.03

Declared dividends per share	$0.27	$0.27	$0.54	$0.54